EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of MVP REIT II, Inc. (the “Company”) on Form S-11 of our report dated June 18, 2015, with respect to our audit of the financial statements of MVP REIT II, Inc. as of May 29, 2015 and for the period from May 4, 2015 (date of inception) through May 29, 2015, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” included in such Prospectus.

/s/ RBSM LLP

New York, New York

October 15, 2015